Dreyfus Funds, Inc. File No. 811-1018 Form N-SAR Item 77Q1(a)

On May 13, 2009, the Board of Directors of Dreyfus Funds, Inc. (the “Corporation”) amended Section 11.01(b) of the Corporation’s bylaws to read as follows:

     (b) A majority of the members of the Board of Directors who are not interested persons (as such term is defined in the Investment Company Act of 1940, as amended) of the Corporation shall select the accountant at any meeting held within 30 days before or 90 days after the beginning of the fiscal year of the Corporation or before the annual stockholders’ meeting in that year. If required by the Investment Company Act of 1940, as amended, and the rules thereunder, such selection shall be submitted for ratification or rejection at the next succeeding annual stockholder's meeting if such meeting be held. If such meeting shall reject such selection, the accountant shall be selected by majority vote of the Corporation's outstanding voting securities, either at the meeting at which the rejection occurred or at a subsequent meeting of stockholders called for the purpose.